Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

TO:	Microfield Group, Inc.

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Microfield Group, Inc. for the registration of 22,227,009 shares of its common stock and to the incorporation by reference therein of our reports dated March 11, 2008, with respect to the consolidated financial statements of Microfield Group, Inc.  and the effectiveness of internal controls over financial reporting of Microfield Group, Inc., included in its Annual Report on Form 10-K for the year ended December 29, 2007, filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Experts” in this Registration Statement and related Prospectus.

Our reports dated March 11, 2008 contain an explanatory paragraph that states that the Company is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/RBSM LLP

McLean, Virginia
July 9, 2008